Exhibit 10.1

VAREX IMAGING CORPORATION

2017 OMNIBUS STOCK PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Varex Imaging Corporation (the “Company”) hereby grants the employee (“Employee”) named on the Summary of Grant Award (the “Grant Summary”), a nonqualified stock option under the Company’s 2017 Omnibus Stock Plan (the “Plan”), for shares of common stock of the Company (“Shares”) from the date of this Agreement (the “Grant Date”)* and expiring on the Expiration Date. The maximum number of Shares exercisable pursuant to this option (“Shares Granted”), the purchase price per Share and the option expiration date (the “Expiration Date”) are stated on the Grant Summary*. However, as provided in the Terms and Conditions of Nonqualified Stock Option attached hereto as Appendix A, this option may expire earlier than the Expiration Date. Subject to the provisions of Appendix A, which includes the Country-Specific Addendum, and of the Plan, the principal features of this option are as follows:

Scheduled Vesting Dates:	Number of Shares**

[INSERT VESTING DATE(S)]	[INSERT NUMBER OF SHARES VESTING ON EACH VESTING DATE]

* See “Grant Summary” page on the service provider web-site.

** Shares vest in only whole share increments, fractions of shares vest only when they equal whole share increments.

Method of Option Exercise

This option must be exercised using a cashless method of exercise, whereby a portion of the exercised Shares with a Fair Market Value equal to the purchase price of the exercised Shares, any Tax Related Items (as defined in Appendix A) and any brokers’ fees are immediately sold and the remaining Shares are then remitted to the Employee.

Event Triggering	Maximum Time to Exercise
Termination of Option:	After Triggering Event***:

Termination of Service for cause	None
Termination of Service due to Disability	1 year
Termination of Service due to death	3 years
All other Terminations of Service	3 months

*** However, in no event may this option be exercised after the Expiration Date.

Your acceptance online at the service provider web-site or, when provided, your signature of a copy of this Nonqualified Stock Option Agreement, indicates your agreement and understanding that this option is subject to all of the terms and conditions contained in Appendix A, which includes the Country-Specific Addendum, and the Plan. For example, important additional information on vesting and termination of this option is contained in Paragraphs 4 through 6 of Appendix A. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A AND THE PLAN, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION. YOU CAN REQUEST A COPY OF THE PLAN BY CONTACTING THE CORPORATE HUMAN RESOURCES OFFICE IN SALT LAKE CITY, UTAH.

APPENDIX A

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION

1.                  Grant of Option. The Company hereby grants to the Employee under the Plan, as a separate incentive in connection with his or her contributions to the Company and not in lieu of any salary or other compensation for his or her services, a nonqualified stock option for, on the terms and conditions set forth in this Agreement and the Plan, all or any part of an aggregate of the number of Shares Granted as specified on the “Grant Summary” page of the service provider web-site.

2.                  Exercise Price. The purchase price per Share for this option (the “Exercise Price”) shall be the Grant Price in USD as specified on the “Summary of Grant Award” page of the service provider web-site, which is the Fair Market Value of a Share on the Grant Date.

3.                  Number of Shares. The number and class of Shares specified in Paragraph 1 above, and/or the Exercise Price, are subject to adjustment by the Committee in the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination or other change in the corporate structure of the Company affecting the Shares.

4.                  Vesting Schedule. Except as otherwise provided in this Agreement, the right to exercise this option will vest as to [INSERT VESTING SCHEDULE]. Unless otherwise determined by the Committee in its sole discretion, on any scheduled vesting date, vesting actually will occur only if the Employee has not had a Termination of Service prior to the applicable vesting date. Notwithstanding the foregoing, in the event of the Employee’s Termination of Service due to Death or Disability, if the right to exercise any of the Shares specified in Paragraph 1 had not yet vested, then the right to exercise such Shares will vest on the date of the Employee’s Termination of Service. For the avoidance of doubt and for purposes of this option only, Termination of Service will be deemed to occur as of the date the Employee is no longer actively providing services as an employee or consultant (except, in certain circumstances at the sole discretion of the Company, to the extent the Employee is on a Company approved leave of absence) and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable laws, unless otherwise determined by the Company in its sole discretion.

5.                  Expiration of Option. In the event of the Employee’s Termination of Service for any reason other than Disability, death or for cause, the Employee may, within three (3) months after the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee’s Termination of Service due to Disability, the Employee may, within one (1) year after the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee’s Termination of Service by the Company for cause (as determined by the Company), the Employee may not exercise any portion of this option that is unexercised on the date of such Termination.

6.                  Death of Employee. In the event that the Employee dies while in the employ of the Company and/or a Subsidiary or Affiliate or during the three (3) month, or one (1) year periods referred to in Paragraph 5 above, the Employee’s designated beneficiary, or if either no beneficiary survives the Employee or the Committee does not permit beneficiary designations or such designation is not valid under local law, the administrator or executor of the Employee’s estate, may, within three (3) years after the date of death, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of the option. Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this option and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this option as set forth in this Agreement.

A-1

7.                  Persons Eligible to Exercise Option. This option shall be exercisable during the Employee’s lifetime only by the Employee. The option shall not be transferable by the Employee, except by (a) a valid beneficiary designation made in a form and manner acceptable to the Committee (if permissible under local law), or (b) will or the applicable laws of descent and distribution.

8.                  Exercise of Option. This option may be exercised by the person then entitled to do so as to any vested and exercisable Shares (a) by giving written notice of exercise to the Secretary of the Company (or his or her designee), specifying the number of full Shares subject to the exercise and (b) providing that all such exercised Shares necessary to cover the full cost of the transaction including the aggregate Exercise Price, brokerage fees, Securities and Exchange Commission charges or exchange fees, and all applicable taxes (including but not limited to income taxes, payroll taxes, transfer taxes, payment on account and social insurance contributions) required to be withheld under the laws of any country, state, province, city or other jurisdiction (collectively, the “Tax-Related Items”) shall be sold simultaneously with or immediately following the exercise, and the remaining Shares shall be delivered to the person exercising the option. No partial exercise of this option may be for less than ten (10) Share lots or multiples thereof. No partial exercise of this option may be for less than ten (10) Share lots or multiples thereof. The Employee understands and agrees that, unless otherwise permitted by the Company, any cross-border cash remittance made to exercise this option or transfer proceeds received upon the sale of Shares must made through a locally authorized financial institution or registered foreign exchange agency and may require the Employee to provide to such entity certain information regarding the transaction. Moreover, the Employee understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease in value, even below the Exercise Price. The Employee understands that neither the Company nor any Subsidiary or Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Subsidiary or Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the option (or the calculation of income or Tax-Related Items thereunder).

9.                  Responsibility for Taxes. As a condition to the grant, vesting and exercise of the option, regardless of any action the Company or any Subsidiary or Affiliate takes with respect to the Tax-Related Items, the Employee hereby acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and that the Company and/or the Subsidiary or Affiliate (1) make no representations or undertakings regarding the treatment of the Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option and the immediate sale of Shares acquired pursuant to such exercise; and (2) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate the Employee’s liability for any required withholding or taxes due. Employee also agrees that he or she will not make any claim against the Company, or any of its Directors, Employees or Subsidiaries or Affiliates related to tax liabilities arising from this option. The Employee further acknowledges and agrees that the Employee is solely responsible for filing all relevant documentation that may be required in relation to the option or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of the option, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. The Employee also understands that applicable laws may require varying Share or option valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Employee under applicable laws. Further, if the Employee has become subject to Tax-Related Items in more than one jurisdiction, the Employee acknowledges that the Company or any Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

A-2

10.              Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under the laws of any country, state, province, city or other jurisdiction, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the exercise of the option and Share issuance, given the cashless exercise restriction hereunder, this option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such laws of any country, state, province, city or other jurisdiction or securities exchange and to obtain any reasonably available and necessary consent or approval of any such governmental authority. The Company is not obligated, and will have no liability for failure to issue or deliver any Shares upon exercise of this option unless such issuance or delivery would comply with the applicable laws, with such compliance determined by the Company in consultation with its legal counsel. In addition, the exercise of this option remains subject to the terms of the Company’s insider trading policy. Furthermore, the Employee understands that the applicable laws of the country in which the Employee is residing or working at the time of grant, vesting, and/or exercise of this option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this option, and neither the Company nor any Subsidiary or Affiliate assumes any liability in relation to this option in such case. This option may not be exercised until such time as the Plan has been approved by the holders of capital stock of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable laws, including any applicable U.S. federal or state securities laws or any other law or regulation. As a condition to the exercise of this option, the Company may require the Employee to make any representation and warranty to the Company as may be required by the applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Employee on the date on which this option is exercised with respect to such Shares, subject to applicable laws.

11.              No Rights of Stockholder. Neither the Employee (nor any beneficiary) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable pursuant to the exercise of this option, unless and until such person shall have exercised the option and paid the Exercise Price.

12.              No Effect on Service. Subject to any written, express employment with the Employee, nothing in this Agreement or the Plan shall confer upon the Employee any right to continue to be employed by the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company or any Subsidiary or Affiliate, which are hereby expressly reserved, to terminate the employment of the Employee at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the Subsidiary or Affiliate employing or otherwise engaging the Employee. For purposes of this Agreement, the transfer of the employment of the Employee between the Company and any one of its Subsidiaries or Affiliates (or between Subsidiaries or Affiliates) shall not be deemed a Termination of Service. Nothing herein contained shall affect the Employee’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary or Affiliate.

A-3

13.              Company Granting Options. The Company (and not any Subsidiary or Affiliate) is granting the Employee his or her options. Participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Employee to constitute, an employment or labor relationship of any kind with the Company.

14.              Benefits and Rights under the Plan. The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement. Benefits and rights provided under the Plan are wholly discretionary and do not constitute regular or periodic payments. Further, the benefits and rights provided under the Plan are not to be considered part of the Employee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments of any kind and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary or Affiliate.

15.              Grant of Options at Discretion of Company. The grant of options, hereunder, is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past. All decisions with respect to future option grants, if any, will be at the sole discretion of the Company.

16.              No Claims for Compensation. The Employee is voluntarily participating in the Plan. The Employee acknowledges that the future value of the underlying Shares is unknown and cannot be predicted with certainty and if the underlying Shares do not increase in value, the option will have no value. Further, in consideration of the grant of the option, no claim or entitlement to compensation or damages shall arise from termination of the option or diminution in value of the option resulting from the Employee’s Termination of Service by the Company or a Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and any Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by executing this Agreement, Employee will be deemed irrevocably to have waived his or her entitlement to pursue such claim. Finally, in the event of the Employee’s Termination of Service (whether or not in breach of local labor laws), unless otherwise determined by the Committee in its sole discretion, the Employee’s right to receive the option and vest in the option under the Plan, if any, will terminate effective as of the date that Employee is no longer actively employed or providing consulting services and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the Employee’s Termination of Service (whether or not in breach of local labor laws), the Employee’s right to exercise the option after Termination of Service, if any, will be measured by the date of termination of Employee’s active employment or engagement as a consultant, as applicable, and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Employee is no longer actively employed or providing services as a consultant for purposes of his or her option grant.

A-4

17.              Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on this option and the Shares subject to this option and on any other award or Shares acquired under the Plan, or take any other action, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan. The Employee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, the Employee acknowledges that the applicable laws of the country in which the Employee is residing or working at the time of grant, vesting and exercise of the option or the sale of Shares received pursuant to the option (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Employee to additional procedural or regulatory requirements that the Employee is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, the Employee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Employee also understands and agrees that if he works, resides, moves to, or otherwise is or becomes subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the Grant Date, unless otherwise determined by the Company in its sole discretion.

18.              Option is Not Transferable. Except as otherwise expressly provided herein, this option and the rights and privileges conferred hereby may not be transferred, pledged, assigned or otherwise hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, pledge, assign, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.

19.              Maximum Term of Option. Notwithstanding any other provision of this Agreement, this option is not exercisable after the Expiration Date.

20.              Administration of the Plan. The Company will administer the Plan from the United States.

21.              Data Collection. The Employee hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Company and its Subsidiaries or Affiliates for the exclusive purposes of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company and its Subsidiaries or Affiliates may hold certain personal information about the Employee, including, but not limited to, name, home address, date of birth, salary, job title, termination date and reason, local identification number, electronic mail address, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in the Employee’s favor, for the purpose of managing and administering the Plan (“Data”). The Employee further understands that the Data may be transferred to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”). The Employee understands that these Data Recipients may be located in his or her country of residence or elsewhere, such as the United States, and that the Data Recipient’s country may have different data privacy laws and protections than the Employee’s country. The Employee understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. .

A-5

22.              Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the option granted under and participation in the Plan or future options that may be granted under the Plan or any other Company-related documents by electronic means or to request the Employee’s consent to participate in the Plan by electronic means. By accepting this option, whether electronically or otherwise, the Employee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

23.              Documents in English. The Employee consents to having received the terms and conditions and any other option communications in English. However, if the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

24.              Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 1678 S. Pioneer Rd., Salt Lake City, UT 84104, USA, or at such other address as the Company may hereafter designate in writing.

25.              Binding Agreement. Subject to the limitation on the transferability of this option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

26.              Conditions to Exercise. The Exercise Price for this option must be paid in the legal tender of the United States by means of a broker-assisted cashless exercise as set forth in Section 8 above. Exercise of this option will not be permitted until satisfactory arrangements have been made for the payment of the appropriate amount of Tax Related Items (as determined by the Company).

27.              Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

28.              Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

A-6

29.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Utah and agree that any such litigation shall be conducted only in the courts of Utah or the federal courts of the United States located in Utah and no other courts.

30.              Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

31.              Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

32.              Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

A-7

Country-Specific Addendum

This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who work or reside in the countries listed below and that may be material to the Employee’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, as from the Grant Date, if the Employee moves to or otherwise is or becomes subject to the applicable laws or company policies of the country listed. However, because foreign exchange regulations and other local laws are subject to frequent change, the Employee is advised to seek advice from his own personal legal and tax advisor prior to accepting or exercising an option or holding or selling Shares acquired under the Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s acceptance of the option or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and the Nonqualified Stock Option Agreement. This Addendum forms part of the Nonqualified Stock Option Agreement and should be read in conjunction with the Nonqualified Stock Option Agreement and the Plan.

Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Nonqualified Stock Option Agreement (of which this Addendum is a part), the Plan, and any other communications or materials that the Employee may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in your jurisdiction.

A-8

European Union	Data Privacy. The following supplements Section 21 of Appendix A of the Nonqualified Stock Option Agreement: The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that he or she may, at any time, view his or her Data, request additional information about the storage and processing of Data, require any necessary amendments to Data without cost or refuse or withdraw the consents herein by contacting in writing the Employee’s local human resources representative.

Belgium

Belgium Option Acceptance

For Belgian tax purposes you are not permitted to accept this stock option grant until after the 60th day following the Offer Date, which is defined under Belgian tax law as the date the grant (including this agreement and other relevant documentation) is communicated to you.  Any acceptance of this option shall be automatically deemed to be accepted after the 60th day following such Offer Date.  You should consult with your personal tax advisor regarding your liability for income taxes and social contributions.

Foreign Assets Reporting

If you are a resident of Belgium, you will be required to submit an annual form declaring your income or assets (including shares acquired under an employee share plan) held outside of Belgium to the National Bank of Belgium. The reporting should be completed prior to filing your annual Belgian income tax return.

Brazil

Foreign Assets Reporting

If you are a resident of Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil (“BACEN”) if the aggregate value of such assets and rights (including any capital gain, dividend or profit attributable to such assets) is equal to or greater than US $100,000. The reporting should be completed at the beginning of the year.

France

Foreign Ownership Reporting

Residents of France with foreign account balances in excess of EUR 1 million or its equivalent must report monthly to the Bank of France.

Consent to Receive Information in English

By accepting the option, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly. En acceptant cette attribution gratuite d’actions, vous confirmez avoir lu et comprenez le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

A-9

India

Repatriation Requirement

You shall take all reasonable steps to repatriate to India immediately all foreign exchange received by you as a consequence of your participation in Varex’s Plan and in any case not later than 90 days from the date of sale of the stocks so acquired by you under the Plan. Further, you shall in no case take any action (or refrain from taking any action) that has the effect of:

(a)    Delaying the receipt by you of the whole or part of such foreign exchange; or

(b)   Eliminating the foreign exchange in whole or in part to be receivable by you.

Upon receipt or realization of the foreign exchange in India, including in relation to any dividend payments, you shall surrender the received or realised foreign exchange to an authorised person within a period of 180 days from the date of such receipt or realisation, as the case may be. Please note that you should keep the remittance certificate received from the bank where foreign currency is deposited in the event that the Reserve Bank of India, Varex or your employer requests proof of repatriation.

A-10

Italy

Employee Stock Option Offering.

This offer of stock options is being made to you at your local office in Italy. Please note that hard copies of the plan document, option agreement, and other communications relating to your plan participation may be obtained in hard copy at your request. Please contact Todd Henriksen or your local HR representative for such documentation. In addition, unless otherwise permitted by the Company in its sole discretion, you may exercise your stock options via cashless exercise methods only.

Fund Transfer Reporting

You may be required to report on your annual tax return any transfer abroad in excess of EUR 10,000 and not delivered by an authorized Italian intermediary, e.g., a bank.

Data Privacy Consent

Pursuant to Legislative Decree no. 196/2003, the Controller of personal data processing is Varex, with registered offices at Viale Oriano 6 2nd Floor Treviglio, (BG) Italy, and its Representative in Italy for privacy purposes is Robert Hannemann.

I understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/200.

The processing activity, including the communication and transfer of my Data abroad, including outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require my consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. I understand that the use of my Data will be minimized where it is not necessary for the implementation, administration and management of the Plan. I further understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, I have the right to, including but not limited to, access, delete, update, ask for rectification of my Data and stop, for legitimate reason, the Data processing. Furthermore, I am aware that my Data will not be used for direct marketing purposes.

Japan

Share Ownership and Payment Reporting

If you acquire Shares valued at more than ¥100,000,000 total, you must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the acquisition of the Shares.

Exit Tax

Please note that you may be subject to tax on your options, even prior to exercise, if you relocate from Japan if you (1) hold financial assets with an aggregate value of ¥100,000,000 or more upon departure from Japan and (2) maintained a principle place of residence (jusho) or temporary place of abode (kyosho) in Japan for 5 years or more during the 10-year period immediately prior to departing Japan. You should discuss your tax treatment with your personal tax advisor.

Russia

Securities Law Notice

Neither this offer nor the distribution of related documentation constitutes the public circulation of securities in Russia. You may receive shares in a brokerage account held in your name outside of Russia, or shares may be held for you in book entry form, but a stock certificate will not be issued to you. You are not permitted to transfer any shares received under any Company employee equity program into Russia.

Foreign Account and Repatriation Requirement

You may be prohibited from receiving cash funds into a non-Russian bank or brokerage account.  Noncompliance with such rules, if applicable, may be subject to administrative sanction and fines.  You should therefore immediately transfer any proceeds from the sale of Shares (or any dividends on Shares) into a personal bank account in Russia.  You are responsible for ensuring compliance with all currency control laws in Russia in relation to your participation in the Plan; note that your foreign accounts may also be subject to reporting to the Russian tax or bank authorities.

South Korea

Repatriation Requirement

Please note that proceeds received from the sale of stock overseas must be repatriated to Korea within three (3) years if such proceeds exceed US $500,000 per sale. Separate sales may be deemed a single sale if the sole purpose of separate sales was to avoid a sale exceeding the US $500,000 per sale threshold.

Thailand	Foreign Exchange Information. Please note that dividends (if any) received from foreign stock and all proceeds from the sale of such stock must be remitted to Thailand and must be deposited or converted into Thai Baht with a commercial bank in Thailand within 360 days of receipt according to Ministerial Regulation No. 26.

A-11

United Kingdom

Withholding of Tax

This provision supplements Section 9 of Appendix A of the Nonqualified Stock Option Agreement:

If payment or withholding of the Tax-Related Items (including the employer NICs, as defined below) is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by the Employee to his or employer, effective on the Due Date. The Employee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the employer may recover it at any time thereafter by any of the means referred to in Section 9 of Appendix A of the Nonqualified Stock Option Agreement. Notwithstanding the foregoing, if the Employee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Employee will not be eligible for such a loan to cover the Tax-Related Items. In the event that the Employee is a director or executive officer and the Tax-Related Items are not collected from or paid by the Employee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to the Employee on which additional income tax and national insurance contributions will be payable. The Employee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

Settlement

Notwithstanding any discretion in the Plan or the Agreement to the contrary, settlement of the options shall be in Shares and not, in whole or in part, in the form of cash.

NICs Joint Election

As a condition of participation in the Plan as well as the grant, vesting and exercise of the options, the Employee agrees that:

(a) Tax-Related Items within Section 9 of Appendix A of the Nonqualified Stock Option Agreement shall include any secondary class 1 (employer) National Insurance Contributions that:

(i)       any employer (or former employer) of the Employee is liable to pay (or reasonably believes it is liable to pay); and

(ii)       may be lawfully recovered from the Employee; and

(b)        If required to do so by the Company (at any time when the relevant election can be made) the Employee shall:

(iii)       make a joint election (with the employer or former employer) in the form provided by the Company to transfer to the Employee the whole or any part of the employer’s liability that falls within Section 9 of Appendix A of the Nonqualified Stock Option Agreement; and

(iv)       enter into arrangements required by HM Revenue & Customs (or any other tax authority) to secure the payment of the transferred liability.

A-12